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                      SECURITIES AND EXCHANGE COMMISSION

                            Washington, D.C. 20549

                                    FORM 15

Certification and Notice of Termination of Registration under Section 12(g) of the Securities Exchange Act of 1934 or Suspension of Duty to File Reports Under
         Sections 13 and 15(d) of the Securities Exchange Act of 1934

                        Commission File Number 0-16452

                          A.P. GREEN INDUSTRIES, INC.
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             (Exact name of registrant as specified in its charter)

            Green Boulevard, Mexico, Missouri 65265; (573) 473-3626
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(Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

   Common Stock, par value $1.00 per share; Preferred Stock Purchase Rights
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           (Title of each class of securities covered by this Form)

                                     None
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(Title of all other classes of securities for which a duty to file reports under
                        Section 13(a) or 15(d) remains)

Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

Rule 12g-4(a)(1)(i)  [X]            Rule 12h-3(b)(1)(ii) [ ]
Rule 12g-4(a)(1)(ii) [ ]            Rule 12h-3(b)(2)(i)  [ ]
Rule 12g-4(a)(2)(i)  [ ]            Rule 12h-3(b)(2)(ii) [ ]
Rule 12g-4(a)(2)(ii) [ ]            Rule 15d-6           [ ]
Rule 12h-3(b)(1)(i)  [X]

                                       1
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(Approximate number of holders of record as of the certification or notice date)

Pursuant to the requirements of the Securities Exchange Act of 1934, BGN Acquisition Corp. has caused this Certificate and Notice to be signed on its behalf by the undersigned duly authorized person.

                                    BGN ACQUISITION CORP., as successor to
                                    A.P. GREEN INDUSTRIES, INC.

DATE:  July 1, 1998                 By: /s/ Graham L. Adelman
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                                        Graham L. Adelman, Senior Vice President